                                                                     Exhibit 2.1

                  AGREEMENT AND PLAN OF MERGER BY AND BETWEEN
           BORON, LePORE & ASSOCIATES, INC., a New Jersey corporation
                                      AND
                 BLA ACQUISITION CORP., a Delaware corporation


     THIS AGREEMENT AND PLAN OF MERGER, dated as of November 27, 1996, by and between Boron, LePore & Associates, Inc., a New Jersey corporation (the "Company"), and BLA Acquisition Corp., a Delaware corporation (the "Surviving Corporation").

                                  WITNESSETH:

     WHEREAS, the Company is a corporation duly organized and existing under the laws of the State of New Jersey; and

     WHEREAS, the Surviving Corporation is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on November 22, 1996 pursuant to the filing of a Certificate of Incorporation with the Secretary of State of Delaware; and

     WHEREAS, the Boards of Directors of the parties hereto deem it desirable, upon the terms and subject to the conditions herein stated, that the Company be merged with and into the Surviving Corporation and that the Surviving Corporation be the surviving corporation; and

     WHEREAS, the Boards of Directors of the parties hereto have adopted and approved this Agreement and have resolved to submit this Agreement to the stockholders of the Company and the Surviving Corporation, having further resolved that the adoption and approval of this Agreement by such stockholders is desirable.

     NOW, THEREFORE, it is agreed as follows:

                               Section 1 - Terms
                                           -----

     1.1 At the effective time of the merger (as hereinafter defined), the Company shall be merged with and into the Surviving Corporation in accordance with the Delaware General Corporation Law and the General Law of Corporations of the State of New Jersey, as amended, with the Surviving Corporation remaining in existence as the surviving corporation.

     1.2  As of the effective time of the merger:

          (a) The Certificate of Incorporation of the Surviving Corporation shall remain in effect until further amended in accordance with the terms thereof.

          (b) Each share of Common Stock of the Company then outstanding shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into one (1) share of fully paid and non-assessable shares of Common Stock of the Surviving Corporation.

          (c) Each share of the Common Stock of the Surviving Corporation outstanding prior to the merger shall be canceled.

          (d) The Directors of the Surviving Corporation as of the effective time of the merger shall continue in office as Directors of the Surviving Corporation until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified or until their earlier resignation or removal.

          (e) The officers of the Surviving Corporation as of the effective time of the merger shall continue in office as officers of the Surviving Corporation until their successors are duly elected and qualified or until their earlier resignation or removal.

     1.3 Each holder of a stock certificate or certificates representing outstanding shares of Common Stock of the Company immediately prior to the effective time of the merger, upon surrender of such certificate or certificates to the Surviving Corporation after the effective time of the merger, shall be entitled to receive a stock certificate or certificates representing the same number of shares of Common Stock of the Surviving Corporation contemplated hereby. Until so surrendered, each such stock certificate shall, by virtue of the merger, be deemed for all purposes to evidence ownership of the same number of shares of the Common Stock of the Surviving Corporation.

                          Section 2 - Effective Time
                                      --------------

     2.1 This Agreement shall be submitted to the stockholders entitled to vote thereon of each of the Company and the Surviving Corporation as provided by the applicable laws of the State of Delaware and the State of New Jersey. If this Agreement is duly adopted by the requisite votes of such stockholders and is not terminated as contemplated by Section 3, Certificates of Merger, executed in accordance with the law of the State of Delaware and the law of the State of New Jersey, shall be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey. The merger shall become effective on December 3, 1996 or the completion of both such filings, if later, herein sometimes referred to as the "effective time of the merger."

             Section 3 - Amendment, Termination and Governing Law
                         ----------------------------------------

     3.1 At any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey, this Agreement may be amended by the Boards of Directors of the Company and the Surviving

Corporation to the extent permitted by Delaware and New Jersey law notwithstanding favorable action on the merger by the stockholders of either or both of the Company or the Surviving Corporation.

     3.2 At any time prior to the filing of such Certificate of Merger with each Secretary of State, this Agreement may be terminated and abandoned by the Boards of Directors of the Company and the Surviving Corporation, notwithstanding favorable action on the merger by the stockholders of either or both of the Company and the Surviving Corporation.

     3.3 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the State of New Jersey.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the Surviving Corporation and the Company have caused this Agreement to be executed and its corporate seal affixed as of the date first above written.

ATTEST:                            BORON, LePORE & ASSOCIATES, INC., a
                                   New Jersey corporation



/s/ Michael W. Foli                By: /s/ Patrick G. LePore
-----------------------------          ---------------------------------
Secretary                              Patrick G. LePore, President



ATTEST:                            BLA ACQUISITION CORP., a Delaware
                                   corporation



/s/ Michael W. Foli                By: /s/ Patrick G. LePore
-----------------------------          ---------------------------------
Secretary                              Patrick G. LePore, President